Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
MOMENTUS INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Momentus Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That the Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (as amended, the “Certificate of Incorporation”), currently authorizes the issuance of up to Twenty Million (20,000,000) shares of preferred stock, par value $0.00001 per share (“Preferred Stock”);

That, pursuant to the Certificate of Incorporation, the Board of Directors of the Company (the “Board”) is authorized to fix by resolution or resolutions the designation and number of the shares of a series of Preferred Stock and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof.

That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Section 4.2 of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of the shares of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions of such series, shall be as follows:

1.             Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be Six Hundred Seventy Three Thousand Four Hundred Eight (673,408). That number may from time to time be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. Unless otherwise determined by the Company, all shares of Series A Preferred Stock issued will be delivered on a book-entry basis. The Company shall have the authority to issue fractional shares of Series A Preferred Stock.

2.              Ranking. The Series A Preferred Stock shall rank senior to all of the Common Stock and any other capital stock of the Company with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event; however, the Series A Preferred Stock shall be of junior rank to any indebtedness by the Company, excluding equity securities and non-convertible preferred stock. The rights of the shares of Common Stock shall be of junior rank to and subject to the preferences and relative rights of the Series A Preferred Stock. Subject to the terms of the Series A Preferred Stock, the Company shall be permitted to issue capital stock, including Preferred Stock, that is junior in rank to the Series A Preferred Stock in respect of the rights, preferences, or privileges, including without limitation the preferences as to dividends and other distributions, as to redemption payments, and as to payments upon a Liquidation Event (such stock being referred to hereinafter collectively as “Junior Stock”).

3.             Liquidation. In the event of a Liquidation Event, holders of Series A Preferred Stock (each, a “Holder” and, collectively, the “Holders”) shall be entitled to receive in cash out of the assets of the Company legally available therefor, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”) upon such Liquidation Event, but before any amount shall be paid to the holders of Junior Stock, an amount in cash per share of Series A Preferred Stock equal to the greater of: (i) the Stated Value and (ii) the value of the per share consideration paid to the holders of the Common Stock in the Liquidation Event as if the Series A Preferred Stock held by such Holder had been converted prior to the Liquidation Event; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company, if any, that are of equal rank with the Series A Preferred Stock as to payments of Liquidation Funds (such stock being referred to hereinafter collectively as “Parity Stock”), if any, then the Holders and the holders of any such Parity Stock shall share ratably in any distribution of the Liquidation Funds in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to the shares of Series A Preferred Stock and Parity Stock were paid in full. In addition, to the extent any Liquidation Funds remain following payment of the liquidation preference on the Series A Preferred Stock and any other payments that rank senior to payments on the Common Stock, each Holder shall be entitled to its pro rata portion of the remaining Liquidation Funds payable to the holders of the Common Stock in respect of any accrued but unpaid dividends on the Series A Preferred Stock as if any such accrued but unpaid dividends had been paid out in Common Stock immediately prior to the Liquidation Event.

4.              Dividends.

(a)        If the Board declares and pays or sets aside for payment any dividend or distribution in respect of any shares of Common Stock, the Board shall simultaneously declare and pay a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all issued and outstanding shares of Series A Preferred Stock had been converted pursuant to Section 6 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined)

(c)            Notwithstanding the foregoing, to the extent that the issuance by the Company of any securities pursuant to any Holder’s right to participate in a dividend would result in the Company exceeding the Ownership Cap at any time or the Exchange Cap prior to the receipt of Stockholder Approval (as defined below), then such Holder shall not be entitled to participate in any such dividend to such extent (or in the beneficial ownership of any securities as a result of such dividend to such extent) and the portion of such securities that would cause the Company to exceed the Ownership Cap or Exchange Cap shall be held by the Company in abeyance for the benefit of such Holder (which shall not give the Holder any power to vote or dispose of such securities) until such time, if ever, as such Holder’s beneficial ownership thereof would not result in such Holder exceeding the Ownership Cap or Exchange Cap.

5.              Holder’s Conversion Right. Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 6 and the limitation on conversion set forth in Section 7, to convert any or all of its shares of Series A Preferred Stock at any time into the number of fully paid, validly issued and nonassessable shares of Common Stock equal to the quotient of the Stated Value of the shares of Series A Preferred Stock to be converted divided by the Conversion Price (as defined below). No fractional shares of Common Stock are to be issued upon the conversion of any Series A Preferred Stock, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The “Conversion Price” shall initially be $2.08 and from time to time in effect shall be subject to adjustment as hereinafter provided.

6.              Conversion Procedures and Effect of Conversion.

(a)            Mechanics of Conversion. The conversion of shares of Series A Preferred Stock to Common Stock shall be conducted in the following manner:

(i)  in the case of a conversion pursuant to Section 5, the Holder shall complete and manually sign the conversion notice substantially in the form attached as Exhibit A hereto (the “Conversion Notice”), and deliver such notice to the Company; provided that a Conversion Notice may be conditioned upon the completion of a corporate transaction;

(ii) if requested by the Company, the Holder shall furnish appropriate and as required endorsements and transfer documents; and

(iii) if requested by the Company, the Holder shall pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 6(d).

The “Conversion Date” means (the date on which the Holder complies with the procedures in this Section 6(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice).

In connection with a conversion, any shares of Common Stock issued will, unless otherwise determined by the Company, be delivered to the Holder on a book-entry basis and shall be delivered promptly after the applicable Conversion Date.

(b)  Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, dividends (if any) shall no longer be declared or, as applicable, accrue on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.

(c) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the applicable Conversion Date.

(d) Taxes. (i) The Company shall pay any and all transfer, stamp and similar taxes owed by it that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Series A Preferred Stock. However, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable. (ii) All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

7.             Common Stock Issuance Caps. Notwithstanding any other provision in this Certificate of Designations, the Company shall not be permitted to issue any shares of Common Stock pursuant to the terms of this Certificate of Designations, and the Holders shall not have the right to receive any shares of Common Stock pursuant to the terms of this Certificate of Designations, to the extent the issuance of such shares of Common Stock would (a) cause the Holder to beneficially own, in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, more than 9.99% of the amount of Common Stock of the Company outstanding immediately preceding the date of such issuance of shares of Common Stock (the “Ownership Cap”), provided that shares issuable upon conversion pursuant to the terms of this Certificate of Designations shall not be counted as “beneficially owned” for purposes of determining the Ownership Cap, or (b) result in the issuance, in the aggregate with all previous issuances of shares of Common Stock pursuant to the terms of this Certificate of Designations, of greater than 19.9% of the amount of Common Stock of the Company outstanding immediately preceding the date of the Master Services Agreement, which is the maximum amount of shares that the Company may issue pursuant to the terms of this Certificate of Designations without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation pursuant to the foregoing clause (b) shall not apply in the event that the Company obtains the approval of its stockholders as provided by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount (the “Stockholder Approval”). Furthermore, in the event the Exchange Cap applies, until such Stockholder Approval is obtained, each initial purchaser of the Series A Preferred Stock party to the Master Services Agreement (“Initial Holder”) may only convert the shares of Series A Preferred Stock received by the Initial Holder into a number of shares of Common Stock equal to the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred Stock issued to such Initial Holder, and the denominator of which is the number of outstanding shares of Series A Preferred Stock, rounded down to the nearest whole share (with respect to each such Holder, the “Exchange Cap Allocation”). If any Initial Holder shall sell or otherwise transfer any of such Initial Holder’s Series A Preferred Stock, the transferee shall be allocated a pro rata portion of such Initial Holder’s Exchange Cap Allocation with respect to such portion of the Series A Preferred Stock sold or otherwise transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. The Company agrees to use commercially reasonable efforts to call a meeting of its stockholders, which meeting shall be held within ninety (90) days of the Closing Date, at which at least one of the items of business shall be the Stockholder Approval (the “Stockholder Meeting”). In the event that the Stockholder Approval is not obtained at the Stockholder Meeting, then the Company agrees to use commercially reasonable efforts to call additional meetings of its stockholders every ninety (90) days thereafter at which at least one of the items of business shall be the Stockholder Approval until such date as the Stockholder Approval is obtained.

8.              Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 8.

(a)            Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock, or any series thereof, into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock, or any series thereof, into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 8(a) shall become effective at the time that the subdivision or combination becomes effective.

(b)            Notice of Adjustment. Promptly upon any adjustment of the Conversion Price pursuant to this Section 8, the Company shall give written notice thereof to each Holder, setting forth in reasonable detail the calculation of such adjustment.

9.              Reservation of Shares.

(a)            Reservation. The Company shall at all times reserve out of its authorized and unissued shares of Common Stock a number of shares of Common Stock equal to 100% of the maximum number of shares of Common Stock issuable with respect to the then outstanding Series A Preferred Stock, (assuming for purposes hereof that (the shares of Series A Preferred Stock are convertible at the initial Conversion Price and without taking into account any limitations on the conversion of the Series A Preferred Stock set forth herein). So long as any shares of Series A Preferred Stock are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, at least the number of shares of Common Stock specified above in this Section 9(a) as shall from time to time be necessary to effect the conversion of all of the Series A Preferred Stock then outstanding, based upon the then-effective Conversion Price (the “Required Reserve Amount”).

(b)            Insufficient Authorized Shares. If at any time while any of the shares of Series A Preferred Stock remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall use its commercially reasonable efforts to promptly increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the shares of Series A Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one year after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board to recommend to the stockholders that they approve such proposal.

10.            Voting Rights. Except as required by law or as specifically provided herein, the Holders of Series A Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting); provided, however, that each Holder of outstanding shares of Series A Preferred Stock shall be entitled, on the same basis as holders of Common Stock, to receive notice of such action or meeting.

11.            Equal Treatment of Holders. No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Series A Preferred Stock unless the same consideration (other than the reimbursement of legal fees) is also offered to all of the Holders. This provision constitutes a separate right granted to each of the Holders by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

12.            General Provisions.

(a)            In addition to the above provisions with respect to Series A Preferred Stock, such Series A Preferred Stock shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Company with respect to preferred stock of the Company generally; provided, however, that in the event of any conflict between such provisions, the provisions set forth in this Certificate of Designations shall control.

(b)            Any shares of Series A Preferred Stock that are converted or repurchased in full shall automatically be deemed cancelled.

(c)            Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with the Master Services Agreement.

(d)            Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds to an account designated by such Holder. Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day without interest or penalty.

13.            Governing Law; Jurisdiction; Jury Trial. This Certificate of Designations shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

15.            Series A Preferred Stock Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company or its Transfer Agent as the Company may designate by notice to the Holders), a register (which may be in electronic form) for the Series A Preferred Stock, in which the Company shall record the name and address of the persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any share of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

16.            Stockholder Matters. Any stockholder approval required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations, the Certificate of Incorporation, the bylaws of the Company, or otherwise with respect to the issuance of the Series A Preferred Stock or the Common Stock issuable upon conversion thereof may be effected at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market, the DGCL, this Certificate of Designation, the Certificate of Incorporation, and the bylaws of the Company.

17.            Certain Definitions. For purposes of this Certificate of Designations the following terms shall have the following meanings:

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York are generally are open for use by customers on such day.

“Closing Date” shall mean the Effective Date, as defined in the Master Services Agreement.

“Common Stock” means (i) the Company’s shares of common stock, par value $0.00001 per share and (ii) any capital stock into which such Common Stock shall be changed or any capital stock resulting from a reorganization, recapitalization or reclassification of such Common Stock.

“Fundamental Transaction” means any transaction or series of related transactions pursuant to which the Company effects (i) any merger or consolidation of the Company with or into another Person where the Company is not the surviving entity, (ii) any sale of all or substantially all of its assets in one transaction or a series of related transactions, or (iii) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company, in a single transaction or series of transactions.

“Master Services Agreement” means that certain master services agreement, dated on or about the date of filing of this Certificate of Designations, by and among the Company and the Initial Holders pursuant to which the Company will issue the Series A Preferred Stock, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Person” means an individual, a limited liability company, a partnership (limited or general), a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means the Nasdaq Capital Market or such other recognized securities exchange on which the Common Stock may be listed.

“Stated Value” means, per share of Series A Preferred Stock, $20.80, subject to adjustment to preserve such value for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series A Preferred Stock.

“Successor Entity” means one or more Person or Persons formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons with which such Fundamental Transaction shall have been entered into.

“Transfer Agent” means Continental Stock Transfer and Trust Company, or such other agent or agents of the Company as may be designated by the Board as the transfer agent for the Preferred Stock and/or the Common Stock, as applicable.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed as of April 12, 2025.

MOMENTUS INC.

By:	/s/ John Rood
Name: John Rood
Title: Chief Executive Officer

Exhibit A

FORM OF CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights (the “Certificate of Designations”) of the Series A Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), of Momentus  Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of Common Stock, par value $0.00001 per share (the “Common Stock”), of the Company, [as of the date specified below] [upon] [immediately prior to, and subject to the occurrence of, [•]].

Date of Conversion (if applicable):

Number of shares of Series A Preferred Stock to be converted:

Tax ID Number (if applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Email:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

[Exhibit A to Certificate of Designations]